EXHIBIT 99.1

IDEX CORPORATION REPORTS THIRD QUARTER 2011 RESULTS;

28% SALES GROWTH, 26% ORDERS GROWTH AND RECORD FREE CASH FLOW

LAKE FOREST, IL, October 19 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended September 30, 2011.

New orders in the quarter totaled $480 million, up 26 percent over the prior-year period. Sales in the quarter totaled $477 million, 28 percent higher than the prior-year period.

Third quarter adjusted operating income of $87 million (adjusted for a $12.8 million CVI Melles Griot non-cash acquisition fair value inventory charge and $2.9 million of restructuring related charges), was 18.3 percent of sales, up 70 basis points from the prior-year adjusted operating margin. On a reported basis, third quarter operating income of $71 million was 15.0 percent of sales, down 170 basis points from the prior year.

Excluding the effect of the inventory and restructuring charges referenced above, adjusted EPS was 71 cents, 42 percent higher than prior-year adjusted EPS of 50 cents. Third quarter EPS also benefitted 6 cents versus prior guidance due to a year-to-date true-up of the effective tax rate (ETR). Compared to the 32 percent ETR assumption in prior guidance, the company has lowered the projected ETR to 30 percent for the fourth quarter and 2012.

Highlights

•	Orders increased 26 percent compared to the prior year (+8 percent organic, +15 percent acquisition and +3 percent foreign currency translation).

•	Sales increased 28 percent compared to the prior year (+9 percent organic, +16 percent acquisition and +3 percent foreign currency translation).

•	Reported net income of $48 million was $10 million, or 25 percent, higher than the prior-year reported net income.

•	Reported EPS of 58 cents was 11 cents, or 23 percent, higher than the prior-year reported EPS.

•	Adjusted EPS of 71 cents was 21 cents, or 42 percent, higher than the prior-year adjusted EPS.

•	Adjusted EBITDA of $107 million was over 22 percent of sales and covered interest expense by nearly 14 times.

•	Free cash flow was $86 million, or nearly 180% of net income.

“I am extremely pleased with our third quarter results, especially our record free cash flow conversion. Our Fluid and Metering segment led the way with organic revenue growth of 16 percent with significant expansion in operating margins. As expected, acquisitions had a dilutive impact to our operating margins of approximately 80 basis points, primarily due to ongoing CVI intangible amortization expense. The impact was planned and we expect CVI’s margin to expand through a combination of organic growth, operational synergies and structured cost take-out.

On an apples-to-apples basis, our third quarter year-over-year operating margins improved by 130 basis points, when normalized for the following: CVI inventory step-up charges, restructuring charges, acquisition impact and a third quarter 2011 benefit of $2.7 million from the reversal of previously recorded CEO compensation costs. This improvement was driven by excellent operational performance on strong organic revenue growth.

As we look into the fourth quarter and 2012, the indicators are mixed. Our infrastructure served markets continue to be robust globally, while selective end markets and geographies have moderated. As a result, we will execute a balanced approach of continuing to invest for growth in faster growing markets and our high-value platforms, while restructuring the business to take advantage of our available footprint.

Given this environment, we are projecting fourth quarter 2011 organic revenue growth of 4 to 5 percent and diluted EPS to range from 60 to 63 cents and full year adjusted diluted EPS to be $2.51 to $2.54, up 26 to 28 percent versus 2010. In the current economic environment, our preliminary view of 2012 indicates that we will achieve solid, profitable growth and outstanding cash generation.”

Andrew K. Silvernail
Chief Executive Officer

Third Quarter 2011 Business Highlights (excluding non-cash acquisition fair-value inventory and restructuring related charges)

Fluid & Metering Technologies

•	Sales in the third quarter of $202 million reflected a 19 percent increase compared to the third quarter of 2010 (+16 percent organic and +3 percent foreign currency translation).

•	Operating margin of 19.9 percent represented a 160 basis point improvement compared with the third quarter of 2010 primarily related to improved productivity and cost reduction initiatives.

Health & Science Technologies

•

Sales in the third quarter of $177 million reflected a 59 percent increase compared to the third quarter of 2010 (+4 percent organic, +54 percent acquisitions and +1 percent foreign currency translation).

•	Operating margin of 19.2 percent represented a 380 basis point decrease compared with the third quarter of 2010 as a result of newly acquired businesses contributing margins below IDEX-like levels.

Dispensing Equipment

•	Sales in the third quarter of $25 million reflected a 5 percent decrease compared to the third quarter of 2010 (-11 percent organic and +6 percent foreign currency translation).

•

Operating margin of 9 percent was a 120 basis point decline compared to the third quarter of 2010 primarily due to lower volumes partially offset by improved productivity and cost reduction initiatives.

Fire & Safety/Diversified Products

•	Sales in the third quarter of $74 million reflected a 10 percent increase compared to the third quarter of 2010 (+6 percent organic and +4 percent foreign currency translation).

•	Operating margin of 25.4 percent was consistent with the third quarter of 2010.

For the third quarter of 2011, Fluid & Metering Technologies contributed 43 percent of sales and 42 percent of operating income; Health & Science Technologies accounted for 37 percent of sales and 36 percent of operating income; Dispensing Equipment accounted for 5 percent of sales and 2 percent of operating income; and Fire & Safety/Diversified Products represented 15 percent of sales and 20 percent of operating income.

A Note on EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	September 30,			June 30,
	2011	2010	Change	2011	Change
Income before Taxes	$63.1	$57.2	10%	$73.3	(14)%
Depreciation and Amortization	20.5	15.2	35	17.0	21
Interest	7.8	4.2	86	6.7	16

EBITDA	91.4	76.6	19	97.0	(6)
CVI Fair Value Inventory	12.8	—	100	3.0	n/m
Restructuring	2.9	3.5	(17)	—	100

Adjusted EBITDA	$107.1	$80.1	34	$100.0	7

Cash Flow from Operating Activities	$94.8	$61.6	54%	$51.7	83%
Capital Expenditures	(9.4)	(8.5)	11	(7.2)	31
Excess Tax Benefit from Stock-Based Compensation	0.9	1.0	(8)	1.6	(45)

Free Cash Flow	$86.3	$54.1	59	$46.1	87

Conference Call to be Broadcast over the Internet

IDEX will broadcast its third quarter earnings conference call over the Internet on Thursday, October 20, 2011 at 9:30 a.m. CT. Andrew Silvernail, Chief Executive Officer, Heath Mitts, Vice President and Chief Financial Officer and Larry Kingsley, Chairman will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 66069195.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s Web site at

www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$476,881	$373,731	$1,357,768	$1,107,855
Cost of sales	295,349	219,598	812,697	651,360

Gross profit	181,532	154,133	545,071	456,495
Selling, general and administrative expenses	107,296	88,170	313,485	266,961
Restructuring expenses	2,931	3,524	2,931	6,422

Operating income	71,305	62,439	228,655	183,112
Other income (expense) - net	(441)	(1,101)	(1,001)	(608)
Interest expense	7,763	4,162	20,937	11,195

Income before income taxes	63,101	57,176	206,717	171,309
Provision for income taxes	14,765	18,612	60,248	55,722

Net income	$48,336	$38,564	$146,469	$115,587

Earnings per Common Share:
Basic earnings per common share (a)	$0.58	$0.47	$1.77	$1.42
Diluted earnings per common share (a)	$0.58	$0.47	$1.75	$1.40

Share Data:
Basic weighted average common shares outstanding	82,402	80,517	81,994	80,322
Diluted weighted average common shares outstanding	83,586	81,938	83,533	81,749

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$220,461	$235,136
Receivables - net	258,346	213,553
Inventories	271,617	196,546
Other current assets	54,882	47,523

Total current assets	805,306	692,758
Property, plant and equipment - net	219,702	188,562
Goodwill and intangible assets	1,835,587	1,488,393
Other noncurrent assets	33,133	11,982

Total assets	$2,893,728	$2,381,695

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$119,738	$104,055
Accrued expenses	173,854	117,879
Short-term borrowings	85,395	119,445
Dividends payable	14,172	12,289

Total current liabilities	393,159	353,668
Long-term borrowings	733,204	408,450
Other noncurrent liabilities	261,944	243,917

Total liabilities	1,388,307	1,006,035
Shareholders’ equity	1,505,421	1,375,660

Total liabilities and shareholders’ equity	$2,893,728	$2,381,695

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IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended September 30, (b)		Nine Months Ended September 30, (b)
	2011	2010 (c)	2011	2010 (c)
Fluid & Metering Technologies
Net sales	$201,944	$169,770	$602,468	$505,681
Operating income (d)	40,097	31,122	120,622	92,485
Operating margin	19.9%	18.3%	20.0%	18.3%
Depreciation and amortization	$8,577	$8,046	$24,757	$23,678
Capital expenditures	3,301	3,356	9,808	12,987

Health & Science Technologies
Net sales	$176,764	$111,430	$454,518	$310,952
Operating income (d) (e)	33,880	25,645	96,059	67,457
Operating margin	19.2%	23.0%	21.1%	21.7%
Depreciation and amortization	$9,738	$4,929	$20,770	$13,401
Capital expenditures	4,607	2,298	9,930	6,102

Dispensing Equipment
Net sales	$25,143	$26,480	$93,447	$101,169
Operating income (d)	2,258	2,711	18,274	19,182
Operating margin	9.0%	10.2%	19.6%	19.0%
Depreciation and amortization	$595	$816	$2,519	$2,980
Capital expenditures	123	245	973	887

Fire & Safety/Diversified Products
Net sales	$73,592	$66,993	$209,367	$194,385
Operating income (d)	18,707	17,045	50,698	44,509
Operating margin	25.4%	25.4%	24.2%	22.9%
Depreciation and amortization	$1,249	$1,195	$4,042	$3,993
Capital expenditures	1,401	786	3,612	2,662

Company
Net sales	$476,881	$373,731	$1,357,768	$1,107,855
Operating income (d) (e)	87,036	65,963	247,386	189,534
Operating margin	18.3%	17.6%	18.2%	17.1%
Depreciation and amortization (f)	$20,540	$15,235	$53,116	$44,888
Capital expenditures	10,048	7,936	27,136	25,972

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three and nine month data includes acquisitions of OBL (July 2010) in the Fluid & Metering Technologies Segment and CVI (June 2011), Microfluidics (March 2011), Advanced Thin Films (January 2011), Fitzpatrick (November 2010) and Seals-PPE (April 2010) in the Health & Science Technologies Segment from the date of acquisition.
(c)	Financial data has been revised to reflect the movement of the Pharma group from the Fluid & Metering Technologies Segment to the Health & Science Technologies Segment.
(d)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges.
(e)	Operating income excludes $12.8 million and $15.8 million for the three and nine months ending September 30, 2011, respectively, related to the CVI Melles Griot non-cash acquisition fair value inventory charge.
(f)	Excludes amortization of debt issuance expenses.